Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Iterum Therapeutics plc

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Debt	Debt Securities	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-

Fees to Be Paid	Equity	Ordinary Shares, nominal value $0.01 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-

Fees to Be Paid	Equity	Preferred Shares, nominal value $0.01 per share	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Subscription Rights(2)	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-
Fees to Be Paid	Other	Purchase Contracts (3)	(1)	(1)	(1)	(1)	(1)	(1)

Fees to Be Paid	Other	Units(4)	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-

Fees to Be Paid	Other	Warrants	(1)	(1)	(1)	(1)	(1)	(1)	-	-	-	-

Fees to be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(1)	(1)	$100,000,000 (1)	$110.20 per $1,000,000	$11,020	-	-	-	-

Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-
	Total Offering Amounts					$100,000,000 (1)		$11,020
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$11,020

(1)

Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold under this registration statement, as shall have an aggregate initial offering price up to $100,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any share split, share dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	The subscription rights to purchase ordinary shares or preferred shares will be offered without additional consideration.
(3)

The purchase contracts will be issued separately or as a part of units consisting of a purchase contract and either ordinary shares, preferred shares, or debt securities securing the holder’s obligations to purchase the securities under the share purchase contracts.

(4)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered under this registration statement including ordinary shares or preferred shares, debt securities or warrants, in any combination, which may or may not be separable from one another.